EXHIBIT 10.33(d)
Third Amendment to Lease
     This Third Amendment to Lease (this “Amendment”) dated April 15, 2005 is executed by and between syut properties, inc., a Utah corporation (“Landlord”), and Century Theatres, Inc., a California corporation (“Tenant”).
Witnesseth:
     Whereas, Landlord and Century Theatres of Utah, Inc. entered into a lease dated September 30, 1995, as amended by that certain First Amendment to Lease, dated January 4, 1998, between Syut Properties, Inc. and Century Theatres, Inc., a Delaware corporation (“Century Theatres (DE)”), and as further amended by that certain Second Amendment to Lease, dated September 1, 2000, between Syut Properties, Inc. and Century Theatres (DE) (as amended, the “Lease”), for a motion picture building parking area (the “Premises”) located at 3225 South 2nd East Street, Salt Lake City, Utah; capitalized terms used but not defined herein shall have the meanings set forth in the Lease; and
     Whereas, Century Theatres (DE) succeeded Century Theatres of Utah, Inc., as Tenant; and
     Whereas, Century Theatres (DE) assumed all obligations of Century Theatres of Utah, Inc., as set forth in the Lease; and
     Whereas, Century Theatres, Inc., a California corporation, has succeeded Century Theatres (DE), as Tenant; and
     Whereas, Century Theatres, Inc., a California corporation, has assumed all obligations of Century Theatres (DE), as set forth in the Lease; and
     Whereas, the parties desire now to amend the Lease to revise and clarify certain obligations between the parties, as hereinafter provided;
     Now, Therefore, the parties hereto mutually agree that the Lease shall be amended as follows:
A. Landlord’s Right to Develop
     1. The second sentence of Section 2.01 (a) of the Lease is hereby deleted in its entirety and replaced with the following:
Tenant expressly agrees that Landlord shall have the right, but shall have no obligation, to demolish, renovate, remodel, reconstruct or otherwise alter or develop in any manner the Entire Premises or any portion thereof for any and all uses beyond the Permitted Use (the “Development”) without Tenant’s consent; provided, however, that the Development shall not materially interfere with the Permitted Use or Tenant’s access to the Premises.

1	Century 16 – Salt Lake City, UT

     2. Tenant hereby waives all claims of any nature whatsoever Tenant may now have or may hereafter have against Landlord relating in any manner to, directly or indirectly, the Development. Without limiting the generality of the foregoing, Landlord shall not be liable for any damage to persons or property located in, on or about the Premises resulting from or in connection with the Development, and Tenant waives and shall defend, indemnify and hold harmless Landlord from any and all claims asserted by Tenant or Tenant’s officers, agents, employees, contractors, licensees, invitees or guests arising from damage resulting from or in connection with the Development (except to the extent such damage is caused by the willful act or gross negligence of Landlord; provided, however, that Landlord shall not be liable for any consequential damages, including, without limitation, any claim for loss of profit or business).
B. Surrender
     Notwithstanding anything to the contrary in the Lease, upon the expiration or earlier termination of the Lease and promptly following Tenant’s receipt of a cost estimate thereof from Landlord, Tenant shall pay to Landlord an amount equal to the cost of demolishing the improvements located on the Premises and removing all surface debris therefrom to Landlord’s reasonable satisfaction, as such cost estimate is determined by Landlord in Landlord’s sole and absolute discretion. Except as set forth above, from and after the Termination Date, the parties shall have no further rights under the Lease nor further obligations with respect to the Premises, except for any rights or obligations which expressly survive the termination of the Lease in accordance with the provisions thereof or at law.
C. Miscellaneous
     1. This Amendment constitutes the entire understanding of the parties with respect to the subject matter hereof and all prior agreements, representations, and understandings between the parties, whether oral or written, are deemed null, all of the foregoing having been merged into this Amendment.
     2. This Amendment to Lease is hereby executed and shall be effective as of the date first written above. All other conditions of the Lease shall remain in full force and effect.
     3. This Amendment shall bind and inure to the benefit of Landlord and Tenant and their respective legal representatives and successors and assigns.
     4. Each party hereby specifically represents and warrants that its execution of this Amendment has been duly authorized by all necessary corporate or other action, and that this Amendment when fully signed and delivered shall constitute a binding agreement of such party, enforceable in accordance with its terms.
     5. The parties acknowledge that each party and/or its counsel have reviewed and revised this Amendment and that no rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall be employed in the interpretation of this Amendment or any amendments or exhibits to this Amendment or any document executed and delivered by either party in connection with this Amendment.

2	Century 16 – Salt Lake City, UT

     6. This Amendment may be executed in counterparts each of which shall be deemed an original and all of which taken together shall constitute one and the same agreement.
[Signatures on following page]

3	Century 16 – Salt Lake City, UT

     In Witness Whereof, Landlord and Tenant have executed this Amendment to be effective as of the date first written above.

Syufy Properties, Inc.,	Century Theatres, Inc.,
a Utah corporation	a California corporation
“Landlord”	“Tenant”

/s/ Raymond Syufy	/s/ Joseph Syufy
Raymond Syufy,	Joseph Syufy,
Chief Executive Officer	Chief Executive Officer

4	Century 16 – Salt Lake City, UT